Filed pursuant to Rule 424(b)(3)
Registration No. 333-264346

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated June 9, 2023)

Proterra Inc
125,389,111 Shares of Common Stock
26,317,092 Shares of Common Stock Underlying Warrants and Convertible Notes

This prospectus supplement supplements the prospectus dated June 9, 2023, which forms a part of our registration statement on Form S-1 (File No. 333-264346) as supplemented by Prospectus Supplement No. 1, dated June 28, 2023 (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current reports on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2023 (two filings) (the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 125,389,111 shares of common stock, par value $0.0001 per share (“common stock”), consisting of (i) up to 16,334,868 shares of common stock issued in a private placement of 41,500,000 shares of common stock pursuant to subscription agreements entered into on January 11, 2021; (ii) up to 1,904,692 shares of common stock held by ArcLight CTC Holdings, L.P.; and (iii) up to 107,149,551 shares of common stock issued or issuable to certain former stockholders and other security holders of Legacy Proterra (the “Legacy Proterra Holders”) in connection with or as a result of the consummation of the Business Combination (as defined in the Prospectus), consisting of (a) up to 56,766,043 shares of common stock; (b) up to 26,316,200 shares of common stock (the “Note Shares”) issuable upon the conversion of outstanding convertible promissory notes (the “Convertible Notes”); (c) up to 892 shares of common stock issuable upon the exercise of certain warrants (the “Legacy Proterra warrants”); (d) 11,171,287 shares of common stock issued or issuable upon the exercise of certain equity awards; and (e) up to 12,895,129 shares of common stock (“Earnout Shares”), comprising both Earnout Shares that were issued to certain Legacy Proterra Holders in July 2021 and Earnout Shares that certain Legacy Proterra Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions.

In addition, the Prospectus and this prospectus supplement relate to the offer and sale of (i) up to 892 shares of common stock issuable by us upon exercise of the Legacy Proterra warrants that were previously registered, and (ii) up to 26,316,200 Note Shares issuable by us upon conversion of the Convertible Notes, certain of which were previously registered. The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on December 31, 2022 pursuant to the terms of the Convertible Notes in effect as of that date and does not reflect the terms of the amended Convertible Notes Facility (as defined in the Prospectus). The actual number of shares issued upon conversion will depend on the actual date of conversion and will be pursuant to the terms of the amended Convertible Notes Facility (as defined in the Prospectus).

Our common stock is listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “PTRA.” On August 7, 2023, the last reported sale price of our common stock was $1.43 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our common stock.

The registration statement to which the Prospectus and this prospectus supplement relates registers the resale of a substantial number of shares of our common stock by the Selling Securityholders. Sales in the public market of a large number of shares, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 8, 2023

Proterra Inc
(Exact name of registrant as specified in its charter)

Delaware	001-39546	90-2099565
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1815 Rollins Road
Burlingame, California 94010
(Address of registrant’s principal executive offices, and zip code)
(864) 438-0000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PTRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed on August 7, 2023, Proterra Inc (the “Company”) and its subsidiary Proterra Operating Company, Inc. filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (such court, the “Bankruptcy Court” and such cases, the “Chapter 11 Cases”). The Chapter 11 Cases are, pending an order authorizing joint administration by the Bankruptcy Court, currently administered under the captions In re Proterra Inc, Case No. 23-11120 (BLS) (Bankr. D. Del. 2023) and In re Proterra Operating Company, Inc., Case No. 23-11121 (BLS) (Bankr. D. Del. 2023), for the Company and Proterra Operating Company, Inc. respectively.

On August 8, 2023, the Company received written notice (the “Delisting Notice”) from the listing qualifications department staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, in accordance with Nasdaq Listing Rules 5101, 5110(b), and IM-5101-1, the staff of Nasdaq has determined that the Company’s securities will be delisted from Nasdaq. In the Delisting Notice, the staff of Nasdaq referenced the Chapter 11 filing and associated public interest concerns raised by it, concerns regarding the residual equity interest of the existing listed securities holders, and concerns about the Company’s ability to sustain compliance with all requirements for continued listing on Nasdaq. The Company does not intend to appeal the delisting determination.

Trading of the Company’s common stock will be suspended at the opening of business on August 17, 2023 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s common stock from listing and registration on Nasdaq. As a result, the Company’s common stock is expected to begin trading on the over-the-counter (“OTC”) market on August 17, 2023. On the OTC market, shares of the Company’s common stock, which previously traded on Nasdaq under the symbol PTRA, are expected to trade under the symbol PTRAQ.

Cautionary Note Regarding Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and other factors, which could include the following: risks and uncertainties relating to the Company’s Chapter 11 Cases, including but not limited to, the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases, the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general, the length of time the Company will operate under the Chapter 11 Cases, risks associated with any third-party motions in the Chapter 11 Cases, the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity or results of operations and increased legal and other professional costs necessary to execute the Company’s reorganization; the conditions to which the Company’s cash collateral is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control; the consequences of the acceleration of the Company’s debt obligations and the trading price and volatility of the Company’s common stock. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including risks and uncertainties set forth in the sections entitled “Risk Factors” in the Company’s Annual Report for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 17, 2023, as amended on May 1, 2023, or the Company’s other filings with the SEC. The forward-looking statements included in this Form 8-K speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2023

PROTERRA INC

By:	/s/ Gareth T. Joyce
Name:	Gareth T. Joyce
Title:	President and Chief Executive Officer